CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PICO HOLDINGS, INC.

The undersigned certify that:

1.    They are the President and Secretary, respectively, of PICO Holdings, Inc., a California corporation.

2.    Article VI, Section B of the Amended and Restated Articles of Incorporation of this corporation is amended to read in full as follows:

“B. Subject to the other provisions of this paragraph, the Directors are and shall remain divided into three classes, with the Directors in each class serving for a term expiring at the third annual meeting of shareholders held after their election. Notwithstanding the foregoing, the terms of the members of the Board of Directors shall be as follows: (i) at the annual meeting of shareholders to be held in 2017, the Directors whose terms expire at that meeting or such Directors’ successors shall be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 2018; (ii) at the annual meeting of shareholders to be held in 2018, the Directors whose terms expire at that meeting or such Directors’ successors shall be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 2019; and (iii) at the annual meeting of shareholders to be held in 2019 and at each annual meeting of shareholders thereafter, all Directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders. The classification of the Board of Directors shall terminate at the annual meeting of shareholders to be held in 2019 and all Directors shall be elected in accordance with clause (iii) above.

Notwithstanding the foregoing provisions of this Section B, all Directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any Director.”

3.    The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the corporation’s Board of Directors.

4.    The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 23,037,587 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: July 11, 2016

/s/ John Hart
John Hart, President

/s/ Max Webb
Max Webb, Secretary